Exhibit 99.1

PRESS RELEASE

04/24/12

Carlisle Companies Reports $0.94 Earnings Per Share from Continuing Operations for the First Quarter 2012, a 77% Increase from the Prior Year

CHARLOTTE, NORTH CAROLINA, April 24, 2012 - Carlisle Companies Incorporated (NYSE:CSL) reported a 28% increase in net sales from continuing operations to $889.3 million for the first quarter of 2012 versus the prior year.  Organic sales grew 22% with 34% organic growth at Carlisle Construction Materials, 29% organic growth at Carlisle Interconnect Technologies and double-digit organic growth at Carlisle Brake & Friction and Carlisle Transportation Products.  Acquisitions in the Interconnect Technologies and Construction Materials segments contributed 6% to sales in the first quarter.

Income from continuing operations rose 80% to $60.0 million, or $0.94 per diluted share, in the first quarter 2012, compared with $33.3 million, or $0.53 per diluted share, in the first quarter 2011, primarily driven by strong sales performance in all of our segments, increased selling price realization versus raw material costs and savings from the Carlisle Operating System.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “Our focus on investing in higher margin businesses and generating efficiencies through the Carlisle Operating System has resulted in an outstanding start to 2012. Our combined businesses leveraged 28% sales growth into 74% EBIT growth and 77% growth in earnings per share in the first quarter. EBIT margin improved 280 basis points to 10.8% in the first quarter of 2012.

“Our Construction Materials segment (CCM) continues to stand out within a weak new commercial construction market.  CCM obtained 41% sales growth and 133% EBIT growth due to continued re-roofing demand and favorable price realization.  Margin improved by 470 basis points.  On March 9, 2012, CCM completed the acquisition of Hertalan, located in The Netherlands and Romania.  This acquisition is an excellent complement to our purchase last year of PDT in Germany and builds on our leading presence in the expanding EPDM roofing market in Europe.

“Our Carlisle Interconnect Technologies (CIT) segment also achieved outstanding sales growth and margin performance during the first quarter 2012 on surging demand in the global aerospace market. Sales were up organically by 29% and EBIT was up 88%.  EBIT margin at CIT exceeded 15%.  Our acquisition of Tri-Star is proving to be an excellent fit and is already performing above expectations.

“Our highest margin segment, Carlisle Brake & Friction (CBF), also registered a strong start to the year with sales growth of 12% and EBIT growth of 28%. EBIT margin during the first quarter 2012 improved by 230 basis points to 18.8%.

“Additionally, after all of our restructuring efforts the past two years, we are now seeing solid improvement at Carlisle Transportation Products (CTP), where quarterly sales and EBIT were up by 15% and 46%, respectively, and margin improved by 180 basis points to 8.5%.

“Our FoodService segment grew a solid 5% in the quarter with EBIT flat compared to 2011.  While EBIT was flat to the first quarter of 2011, sequentially we earned $5.5 million in the current quarter compared to a loss of $2.1 million in the fourth quarter of 2011.  We still have improvements to make in this business throughout 2012, but we are off to a solid start.”

Roberts concluded by stating, “Our strong first quarter results reflect the actions we’ve taken to focus on growth in higher margin businesses, moving us closer to our long term goals of $5 billion in revenue, 30% global sales, 15% margin, 15% working capital as a percent of sales and 15% ROIC.  We are expecting a very good 2012 with sales growth in the mid-teens, including acquisitions, and continued margin improvement over last year.  We plan to make significant investments in our businesses and target capital expenditures to be approximately $120 million this year. Our balance sheet continues to be strong and we are well-positioned to pursue our growth objectives.”

Segment Results for First Quarter 2012

Carlisle Construction Materials (CCM):  Net sales in the first quarter of 2012 increased 41% to $353.9 million, reflecting organic growth of 34% and acquisition growth of 7%.  Organic sales growth reflected high re-roofing demand, partly driven by warmer and drier than normal weather, and increased selling prices.  Sales were also favorably impacted by increased orders before CCM’s April 1 price increase and an improved financing environment for our customers.  EBIT margin rose to 11.9% in the first quarter 2012 from 7.2% for the same prior year period on higher sales volume and selling price increases more than offsetting increased raw material costs.  On March 9, 2012, CCM acquired Hertalan, a leading European manufacturer of EPDM-based (rubber) roofing membranes.  CCM incurred a total of $3.1 million in expenses related to acquisitions primarily consisting of $2.3 million in expense related to the fair valuation of inventory at Hertalan.

Carlisle Transportation Products (CTP):  Net sales in the first quarter of 2012 increased 15% to $231.5 million on increased selling prices and higher sales volume in all major product lines.  The Company experienced strong growth in its agriculture sales reflecting higher grain demand in the worldwide food and energy markets, and increased sales in its higher margin replacement markets. EBIT margin improved by 180 basis points to 8.5% in the first quarter 2012 on greater production efficiency at our Jackson, Tennessee manufacturing facility, improved selling price realization and savings from the Carlisle Operating System.  Prior year first quarter results included $2.0 million in plant restructuring charges.

Carlisle Brake & Friction (CBF): Net sales in the first quarter of 2012 increased 12% to $133.9 million.  Sales in the agricultural market for CBF’s products grew by 34%.  Sales for CBF’s products to the mining and construction market grew by 16% and 15%, respectively.  CBF’s sales growth was partially offset by lower sales in its aerospace and alternative energy markets.   CBF’s

EBIT margin during the first quarter of 2012 increased 230 basis points to 18.8%, reflecting higher sales volume and savings from the Carlisle Operating System.  EBIT at CBF in the first quarter 2011 included $1.7 million in charges related to the Hawk acquisition.

Carlisle Interconnect Technologies (CIT): Net sales in the first quarter of 2012 increased 68% to $110.7 million on organic sales growth of 29% and acquisition growth of 39%.  Sales in CIT’s aerospace market were up 44%, and up 10% in the test and measurement market.  Partially offsetting these results was a 20% decline in sales to the military and defense market.  The acquisition of Tri-Star Electronics contributed $25.7 million to net sales and $3.4 million to EBIT in the first quarter 2012.  EBIT for Tri-Star includes $1.5 million of acquisition costs primarily related to the fair valuation of acquired inventory.   Overall EBIT margin for CIT grew 160 basis points to 15.1% reflecting higher sales volume and savings from the Carlisle Operating System, partially offset by higher raw material costs and Tri-Star acquisition charges.

Carlisle FoodService Products (CFS): Net sales in the first quarter of 2012 increased 4.6% to $59.3 million primarily reflecting higher demand in CFS’s market amid signs of modestly increased market confidence.  EBIT margin declined during the first quarter 2012 from 9.7% in the same prior year period to 9.3% primarily due to unfavorable mix changes and higher raw material costs. CFS’s EBIT performance for the first quarter of 2012 improved significantly from its performance in the fourth quarter of 2011. CFS continues to experience increased raw material costs for which pricing increases are being implemented.

Corporate Expense

Increase in corporate expense of $2.5 million for the first quarter 2012 versus the prior year period includes higher stock-based compensation expense as well as additional expense related to benefit costs and our corporate-led centralized procurement initiative.

Cash Flow

Cash flow provided from operations of $48.3 million for the three months ended March 31, 2012 rose by $48.6 million on higher earnings from operations and lower usage of cash for working capital versus the same comparative period. The Company is continually focused on working capital improvement and, for the first quarter 2012, average working capital (defined as the average of the quarter end balances, excluding current year acquisitions, receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales, excluding current year acquisitions, calculated on an annualized basis) was 22.3%, as compared to 23.4% for the first quarter 2011.

Free cash flow (defined as cash provided by operating activities less capital expenditures) increased by $43.5 million during the first quarter of 2012 versus the prior period. The Company has plans to build or expand manufacturing facilities within the Construction Materials, Brake & Friction and Interconnect Technologies segments in 2012 and expects full year capital expenditures will be approximately $120 million.

On January 2, 2012, the Company sold the Profiles business of PDT for cash proceeds of $22 million.  On March 9, 2012, the Company purchased the equity of Hertalan for $49 million.  As of March 31, 2012, the Company had available borrowings under its facility of $240 million.

Conference Call and Webcast

The Company will discuss first quarter 2012 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filing with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our employees worldwide, who generated $3.2 billion in net sales in 2011, are focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

For the Three Months Ended

	March 31,
(Dollars in millions, except per share amounts)	2012	2011

Net sales	$889.3	$693.6

Cost and expenses:
Cost of goods sold	678.1	546.5
Selling and administrative expenses	107.5	85.7
Research and development expenses	7.8	7.0
Other income, net	(0.3)	(0.8)

Earnings before interest and income taxes	96.2	55.2

Interest expense, net	6.5	5.1
Earnings before income taxes from continuing operations	89.7	50.1

Income tax expense	29.7	16.8
Income from continuing operations	60.0	33.3

Discontinued operations
Income from discontinued operations	—	0.1
Income tax expense	—	—
Income from discontinued operations	—	0.1
Net income	$60.0	$33.4

Basic earnings per share (1)
Continuing operations	$0.96	$0.54
Discontinued operations	—	—
Basic Earnings per share	$0.96	$0.54

Diluted earnings per share (1)
Income from continuing operations	$0.94	$0.53
Income from discontinued operations	—	—
Diluted earnings per share	$0.94	$0.53

Average shares outstanding - in thousands
Basic	61,913	61,134
Diluted	63,229	62,181

Dividends	$11.2	$10.5
Dividends per share	$0.18	$0.17

(1) Numerator for basic and diluted EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$59.6	$33.0
Net income	$59.6	$33.1

Carlisle Companies Incorporated

Segment Information

	Quarter Ended		Increase
In millions,	March 31,		(Decrease)
except percentages	2012	2011	Amount	Percent
Net Sales
Carlisle Construction Materials	$353.9	$251.3	$102.6	41%
Carlisle Transportation Products	$231.5	$200.8	30.7	15%
Carlisle Brake & Friction	$133.9	$119.1	14.8	12%
Carlisle Interconnect Technologies	$110.7	$65.7	45.0	68%
Carlisle FoodService Products	$59.3	$56.7	2.6	5%
	$889.3	$693.6	$195.7	28%

Earnings Before Interest and Income Taxes
Carlisle Construction Materials	$42.0	$18.0	$24.0	133%
Carlisle Transportation Products	$19.7	$13.5	6.2	46%
Carlisle Brake & Friction	$25.2	$19.7	5.5	28%
Carlisle Interconnect Technologies	$16.7	$8.9	7.8	88%
Carlisle FoodService Products	$5.5	$5.5	—	0%
Corporate	$(12.9)	$(10.4)	(2.5)	-24%
Total	$96.2	$55.2	$41.0	74%

EBIT Margins
Carlisle Construction Materials	11.9%	7.2%
Carlisle Transportation Products	8.5%	6.7%
Carlisle Brake & Friction	18.8%	16.5%
Carlisle Interconnect Technologies	15.1%	13.5%
Carlisle FoodService Products	9.3%	9.7%
Corporate	-1.5%	-1.5%
Total	10.8%	8.0%

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in millions except share amounts)	2012	2011

Assets
Current assets:
Cash and cash equivalents	$68.9	$74.7
Receivables, less allowance of $11.4 in 2012 and $9.5 in 2011	586.8	486.4
Inventories	542.8	539.0
Deferred income taxes	49.3	51.3
Prepaid expenses and other current assets	37.6	60.1
Current assets held for sale	—	2.6
Total current assets	1,285.4	1,214.1

Property, plant and equipment, net of accumulated depreciation
	575.1	560.3

Other assets:
Goodwill, net	867.5	845.2
Other intangible assets, net	486.1	479.2
Other long-term assets	27.5	19.0
Non-current assets held for sale	—	20.1
Total other assets	1,381.1	1,363.5

TOTAL ASSETS	$3,241.6	$3,137.9

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt, including current maturities	$162.1	$158.1
Accounts payable	303.5	260.8
Accrued expenses	163.4	178.3
Deferred revenue	16.5	16.3
Total current liabilities	645.5	613.5

Long-term liabilities:
Long-term debt	604.3	604.3
Deferred revenue	132.4	129.7
Other long-term liabilities	297.3	290.3
Total long-term liabilities	1,034.0	1,024.3

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 62,123,229 outstanding in 2012 and 61,664,813 outstanding in 2011	78.7	78.7
Additional paid-in capital	132.0	120.2
Cost of shares in treasury - 16,538,019 shares in 2012 and 16,467,760 shares in 2011	(223.5)	(219.9)
Accumulated other comprehensive loss	(40.0)	(45.0)
Retained earnings	1,614.9	1,566.1
Total shareholders’ equity	1,562.1	1,500.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,241.6	$3,137.9

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	For the Three Months ended March 31,
(Dollars in millions)	2012	2011

Operating activities
Net income	$60.0	$33.4
Reconciliation of net income to cash flows from operating activities:
Depreciation	18.3	18.4
Amortization	8.6	4.6
Non-cash compensation, net of tax benefit	3.0	3.8
(Gain) loss on divestiture of property and equipment, net	0.5	(0.3)
Deferred taxes	(3.6)	(0.2)
Foreign exchange (gain) loss	(0.6)	0.6
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(95.6)	(48.4)
Inventories	7.8	(12.6)
Prepaid expenses and other assets	15.1	21.3
Accounts payable	39.1	17.4
Accrued expenses and deferred revenues	(8.2)	(38.9)
Long-term liabilities	4.4	0.7
Other operating activities	(0.5)	(0.1)
Net cash provided by operating activities	48.3	(0.3)

Investing activities
Capital expenditures	(22.0)	(16.9)
Acquisitions, net of cash	(49.6)	—
Proceeds from sale of property and equipment	—	0.5
Proceeds from sale of business	22.1	—
Net cash used in investing activities	(49.5)	(16.4)

Financing activities
Net change in short-term borrowings and revolving credit lines	2.5	100.7
Redemption of bonds	—	(59.0)
Dividends	(11.2)	(10.5)
Treasury shares and stock options, net	2.8	(1.6)
Net cash provided by (used in) financing activities	(5.9)	29.6

Effect of exchange rate changes on cash	1.3	1.9
Change in cash and cash equivalents	(5.8)	14.8
Cash and cash equivalents
Beginning of period	74.7	89.4
End of period	$68.9	$104.2